EXHIBIT 23.2

[Letterhead]

Deloitte &
Touche llp
111 S. Wacker Drive
Chicago, Illinois 60606

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-132013, 333-165069 and 333-202299 of the John Deere Omnibus Equity and Incentive Plan on Form S-8 of our reports dated December 19, 2019 relating to the consolidated financial statements of Deere & Company and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended November 3, 2019.

/s/ Deloitte & Touche llp
DELOITTE & TOUCHE LLP
Chicago, Illinois

February 26, 2020

B-1